                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-132747

                            PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED MARCH 27, 2006)
                            PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 9, 2006

        APPEARING REVERSE CONVERTIBLE SECURITIES

        UBS AG $- NOTES LINKED TO THE XAU/USD EXCHANGE RATE DUE     -    , 2007

         Issuer:                  UBS AG
         Maturity Date:              -   , 2007.
         Coupon:                  We will not pay you interest during the term of the Notes.
         Reference Exchange       The Notes are linked to the XAU/USD exchange rate, which expresses the amount
         Rate:                    in U.S. dollars that can be exchanged for one fine troy ounce of 0.995 gold.
         Supplemental Return:     Approximately - % (to be determined on November    -   , 2006) total return,
                                  or $- for each $1,000 principal amount (- % p.a. on actual/360 basis).

         Payment at Maturity:     You will receive a payment at maturity that is based on the XAU/USD exchange rate (i) during the observation period and, in certain circumstances, (ii) on the final valuation date. As described below, a trade (or "appearance") of the XAU/USD exchange rate at or below the Instrike (as defined below) could result in a payment in gold rather than in cash.
                                  - If the XAU/USD exchange rate never trades at or below - U.S. dollars per one fine troy ounce of 0.995 gold (the "Instrike") during the observation period, you will receive a cash payment equal to 100% of your principal amount, plus the supplemental return.
                                  - If the XAU/USD exchange rate trades (or "appears") at or below the Instrike during the observation period, but the Final Exchange Rate is above - U.S.
                                    dollars per one fine troy ounce of 0.995 gold (the "Strike"), you will receive a cash payment equal to 100% of your principal amount, plus the supplemental return.
                                  - If the XAU/USD exchange rate trades (or "appears") at or below the Instrike during the observation period, and the Final Exchange Rate is at or below the Strike, you will receive a payment equal to 100% of your principal amount, plus the supplemental return, converted into gold at the Strike. A
                                    PAYMENT IN GOLD MAY BE LESS FAVORABLE TO YOU THAN HAD YOU RECEIVED 100% OF
                                    YOUR PRINCIPAL AMOUNT, PLUS THE SUPPLEMENTAL RETURN, BECAUSE THE FINAL
                                    EXCHANGE RATE WILL BE LESS THAN OR EQUAL TO THE STRIKE, WHICH MEANS THAT
                                    YOU WILL BE PAYING MORE FOR THE GOLD THAN HAD YOU BOUGHT IT IN THE OPEN
                                    MARKET, OR IF YOU DETERMINE TO CONVERT GOLD BACK INTO CASH, THE PRICE TO
                                    SELL GOLD IN THE OPEN MARKET MAY BE LESS THAN THE STRIKE. YOU MUST HOLD A
                                    GOLD DEPOSIT ACCOUNT WITH UBS AG OR ANOTHER INSTITUTION TO INVEST IN THE
                                    NOTES. IF YOU DO NOT HOLD A GOLD ACCOUNT ON THE FINAL VALUATION DATE AND
                                    YOU HAVE NOTIFIED THE ISSUER PRIOR TO THAT DATE, YOUR PAYMENT IN GOLD WILL
                                    BE CONVERTED INTO CASH AT THE GLOBAL GOLD SPOT MARKET RATE DETERMINED BY
                                    THE CALCULATION AGENT SUBSTANTIALLY SIMULTANEOUSLY WITH THE DETERMINATION
                                    OF THE FINAL EXCHANGE RATE. IF YOU DO NOT HOLD A GOLD ACCOUNT ON THE FINAL
                                    VALUATION DATE AND YOU NOTIFY THE ISSUER AFTER THE FINAL VALUATION DATE,
                                    YOUR PAYMENT IN GOLD WILL BE CONVERTED INTO CASH AT THE GLOBAL GOLD SPOT
                                    MARKET RATE DETERMINED BY THE CALCULATION AGENT AS SOON AS PRACTICABLE
                                    FOLLOWING SUCH NOTIFICATION.
         Observation Period:      The period starting on the trade date and ending on the final valuation date.
         Initial Exchange Rate:   XAU/USD exchange rate as determined by the calculation agent at approximately
                                  4:00 p.m., New York City time, on or about November    -   , 2006 (the "trade
                                  date"). The Initial Exchange Rate will be set forth in the final prospectus supplement delivered to you.
         Final Exchange Rate:     XAU/USD exchange rate at approximately 9:30 a.m., New York City time, three months from the trade date (the "final valuation date"), as described in this prospectus supplement.
         Minimum Initial          We will offer the Notes in minimum initial denominations of $100,000 and
         Investment:              integral multiples of $1,000 thereafter.
         Booking Branch:          UBS AG, Jersey Branch
         Calculation Agent:       UBS Securities LLC
         CUSIP Number:            -
         ISIN Number:             -

        SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                         Price to    Underwriting    Proceeds to
                                          Public       Discount        UBS AG
           Per Note                        100%            0%            100%
           Total                         -                 $0          -

        UBS INVESTMENT BANK

        Prospectus Supplement dated November    -, 2006
                                                                  [UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE APPEARING REVERSE CONVERTIBLE SECURITIES?

The Appearing Reverse Convertible Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to the XAU/USD exchange rate, a rate that expresses the number of U.S. dollars that can be exchanged for one fine troy ounce of 0.995 gold (the "XAU/USD exchange rate"). You will receive a payment at maturity based on the XAU/USD exchange rate (i) during the observation period and, in certain circumstances, (ii) on the final valuation date. As described below, a trade or ("appearance") of the XAU/USD exchange rate at or below the Instrike could result in a payment in gold rather than in cash.

- If the XAU/USD exchange rate never trades at or below - U.S. dollars per one fine troy ounce of 0.995 gold (the "Instrike") during the observation period, you will receive a cash payment equal to 100% of your principal amount, plus the supplemental return.

- If the XAU/USD exchange rate trades (or "appears") at or below the Instrike during the observation period, but the Final Exchange Rate is above - U.S. dollars per one fine troy ounce of 0.995 gold (the "Strike"), you will receive a cash payment equal to 100% of your principal amount, plus the supplemental return.

- If the XAU/USD exchange rate trades (or "appears") at or below the Instrike during the observation period, and the Final Exchange Rate is at or below the Strike, you will receive a payment equal to 100% of your principal amount, plus the supplemental return, converted into gold at the Strike. A PAYMENT IN GOLD MAY BE LESS FAVORABLE TO YOU THAN HAD YOU RECEIVED 100% OF YOUR PRINCIPAL AMOUNT PLUS THE SUPPLEMENTAL RETURN, BECAUSE THE FINAL EXCHANGE RATE WILL BE LESS THAN OR EQUAL TO THE STRIKE, WHICH MEANS THAT YOU WILL BE PAYING MORE FOR THE GOLD THAN HAD YOU BOUGHT IT IN THE OPEN MARKET, OR IF YOU DETERMINE TO CONVERT GOLD BACK INTO CASH, THE PRICE TO SELL GOLD IN THE OPEN MARKET MAY BE LESS THAN THE STRIKE. YOU MUST HOLD A GOLD DEPOSIT ACCOUNT WITH UBS AG OR ANOTHER INSTITUTION TO INVEST IN THE NOTES. IF YOU DO NOT HOLD A GOLD ACCOUNT ON THE FINAL VALUATION DATE AND YOU HAVE NOTIFIED THE ISSUER PRIOR TO THAT DATE, YOUR PAYMENT IN GOLD WILL BE CONVERTED INTO CASH AT THE GLOBAL GOLD SPOT MARKET RATE DETERMINED BY THE CALCULATION AGENT SUBSTANTIALLY SIMULTANEOUSLY WITH THE DETERMINATION OF THE FINAL EXCHANGE RATE. IF YOU DO NOT HOLD A GOLD ACCOUNT ON THE FINAL VALUATION DATE AND YOU NOTIFY THE ISSUER AFTER THE FINAL VALUATION DATE, YOUR PAYMENT IN GOLD WILL BE CONVERTED INTO CASH AT THE GLOBAL GOLD SPOT MARKET RATE DETERMINED BY THE CALCULATION AGENT AS SOON AS PRACTICABLE FOLLOWING SUCH NOTIFICATION.

On the trade date, we will determine the Instrike, the Strike and the supplemental return on the Notes, which will be disclosed to you in the final prospectus supplement delivered to you in connection with the sale of the Notes.

- Instrike: - U.S. dollars per one fine troy ounce of 0.995 gold, which will be equal to 95% of the Strike.

- Strike: - U.S. dollars per one fine troy ounce of 0.995 gold, which will be equal to the Initial Exchange Rate (to be determined by the calculation agent at approximately 4:00 p.m. on the trade date).

- Supplemental Return: Approximately -% (to be determined on the trade date) total return, or $- for each $1,000 principal amount (-% p.a. on actual/360 basis.

The "Initial Exchange Rate" will be determined by the calculation agent on the trade date and will equal the XAU/USD exchange rate in the global gold spot market as determined by the calculation agent at approximately 4:00 p.m., New York City time, as reported by Bloomberg L.P. The Initial Exchange Rate will be set forth in the final prospectus supplement delivered to you.

The "Final Exchange Rate" will be determined by the calculation agent and will equal the XAU/USD exchange rate in the global gold spot market as reported by Bloomberg L.P. at approximately 9:30 a.m., New York City time, on the final valuation date, as described in this prospectus supplement.

The "observation period" means the period starting on the trade date and ending on the final valuation date.

During the observation period, the XAU/USD exchange rate will be determined by the calculation agent by continuously monitoring the XAU/USD exchange rate in the global gold spot market. The global gold spot market is open continuously from 6:00 a.m. Sydney time (or such other time as the Sydney gold spot market may determine from time to time) on a Monday in any week to 5:00 p.m. New York time on the Friday of that week.

We will not pay you interest during the term of the Notes.

For a description of how your payment at maturity will be calculated, see "Specific Terms of the Notes--Payment at Maturity" on page S-18.

SELECTED PURCHASE CONSIDERATIONS

- GROWTH POTENTIAL--The Notes, if held to maturity, provide the opportunity to participate in a return linked to the daily movement in the XAU/USD exchange rate (meaning that gold appreciates in value against the U.S. dollar) through an investment in the Notes, subject to the maximum return on the Notes of -% (to be determined on the trade date) (-% p.a.).

-  U.S. DOLLAR DENOMINATED--The Notes trade in the U.S. market in U.S. dollars.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. SOME OF THESE TAX CONSEQUENCES ARE SUMMARIZED BELOW, BUT WE URGE YOU TO READ THE MORE DETAILED DISCUSSION IN "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS" ON PAGE S-26.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract relating to the price of gold. If your Notes are so treated, you would likely recognize short-term capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, IT WOULD BE REASONABLE TO TREAT YOUR NOTES IN THE MANNER DESCRIBED ABOVE. HOWEVER, BECAUSE THERE IS NO AUTHORITY THAT SPECIFICALLY ADDRESSES THE TAX TREATMENT OF THE NOTES, IT IS POSSIBLE THAT YOUR NOTES COULD ALTERNATIVELY BE TREATED FOR TAX PURPOSES IN THE MANNER DESCRIBED UNDER "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS--ALTERNATIVE TREATMENTS" ON PAGE S-27.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement beginning on page S-7 and the "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" section of the accompanying prospectus beginning on page 61.

- NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

- YOU WILL NOT RECEIVE MORE THAN THE SUPPLEMENTAL RETURN AT MATURITY--Because the supplemental return on the Notes is -% (-% p.a.), the maximum payment per $1,000 principal amount of the Notes at maturity will be $-. You will not participate in any increase in the XAU/USD exchange rate above the supplemental return at maturity.

- THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

- YOUR PAYMENT MAY BE MADE IN GOLD RATHER THAN IN CASH--If the XAU/USD exchange rate trades at or below the Instrike during the observation period and the Final Exchange Rate is at or below the Strike, you will receive a payment in gold rather than in cash. Your payment will be converted based on the XAU/USD exchange rate equal to the Strike. A payment in gold may be less favorable to you than had you received 100% of your principal amount plus the supplemental return, because the Final Exchange Rate will be less than or equal to the Strike, which means that you will be paying more for the gold than had you bought it in the open market, or if you determine to convert gold back into cash, the price to sell gold in the open market may be less than the Strike.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

- You believe that the XAU/USD exchange rate will not fall below the Instrike, or the Final Exchange Rate will be higher than the Strike.

-  You are willing to hold the Notes to maturity.

-  You seek an investment with a return linked to the XAU/USD exchange rate.

-  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

-  You seek current income from your investment.

- You seek an investment that offers the possibility to participate in the full increase in the XAU/USD exchange rate.

- You believe that the XAU/USD exchange rate is likely to fall below the Instrike or the Final Exchange Rate will be equal to or lower than the Strike.

-  You seek an investment for which there will be an active secondary market.

-  You are unable or unwilling to hold the Notes until maturity.

-  You are not prepared to receive a payment in gold.

WHAT DOES THE XAU/USD EXCHANGE RATE REFLECT?

The XAU/USD exchange rate is an exchange spot price that measures the relative value of one fine troy ounce of 0.995 gold and the U.S. dollar. The exchange rate is equal to the amount of U.S. dollars that can be exchanged for one fine troy ounce of 0.995 gold. The XAU/USD exchange rate increases when gold appreciates relative to the U.S. dollar and decreases when gold depreciates relative to the U.S. dollar. The "XAU/USD exchange rate" means the price in U.S. dollars of one fine troy ounce of 0.995 gold. The Initial Exchange Rate equals - U.S. dollars per one fine troy ounce of 0.995 gold, the XAU/USD exchange rate in the global gold spot market as determined by the calculation agent at approximately 4:00 p.m., New York City time, on the trade date as reported by Bloomberg L.P. The Initial Exchange Rate will be set forth in the final prospectus supplement delivered to you. The Final Exchange Rate will equal the XAU/USD exchange rate as determined by the calculation agent at approximately 9:30 a.m., New York City time, on the final valuation date, as described in this prospectus supplement. During the observation period, the XAU/USD exchange rate will be determined by the calculation agent by continuously monitoring the XAU/USD exchange rate in the global gold spot market. The global gold spot market is open continuously from 6:00 a.m. Sydney time (or such other time as the Sydney gold spot market may determine from time to time) on a Monday in any week to 5:00 p.m. New York time on the Friday of that week. For more information, please see "Operation of the Gold Market" on page S-12.

HOW DO THE NOTES PERFORM AT MATURITY?

Hypothetical Examples

ASSUMPTIONS:

Term:                                                 3 months
Instrike:                                               592.33     U.S. dollar per one fine
                                                                   troy ounce of 0.995
                                                                   gold(1)
Strike:                                                 623.50     U.S. dollar per one fine
                                                                   troy ounce of 0.995
                                                                   gold(2)
Principal amount of the Notes:                        $100,000
Supplemental total return on the Notes:                 3.875%     total return
Supplemental annualized return on Notes:                 15.50%    p.a. on an actual/360
                                                                   basis
Maximum payment at Maturity:                          $103,875

EXAMPLE 1--THE XAU/USD EXCHANGE RATE NEVER TRADES AT OR BELOW THE INSTRIKE DURING THE OBSERVATION PERIOD AND THE FINAL EXCHANGE RATE IS 576.00, WHICH IS BELOW THE STRIKE OF 623.50.

Although the Final Exchange Rate is below the Strike, you will be repaid the initial USD principal amount plus the supplemental return of 15.50% p.a. in USD, which will be a cash payment of $103,875.

EXAMPLE 2--THE XAU/USD EXCHANGE RATE HAS TRADED AT OR BELOW THE INSTRIKE DURING THE OBSERVATION PERIOD AND THE FINAL EXCHANGE RATE IS 645.00, WHICH IS ABOVE THE STRIKE OF 623.50.

Since the Final Exchange Rate is above the Strike, you will be repaid the initial USD principal amount plus the supplemental return of 15.50% p.a. in USD, which will be a cash payment of $103,875.

EXAMPLE 3--THE XAU/USD EXCHANGE RATE HAS TRADED AT OR BELOW THE INSTRIKE DURING THE OBSERVATION PERIOD AND THE FINAL EXCHANGE RATE IS 623.50, WHICH IS EQUAL TO THE STRIKE.

Since the Final Exchange Rate is equal to the Strike, you will be repaid in gold. The repayment amount equals the initial USD principal amount plus the supplemental return of 15.50% p.a. in USD converted into gold at the Strike, which equals 166.5998 fine troy ounces of gold.

EXAMPLE 4--THE XAU/USD EXCHANGE RATE HAS TRADED AT OR BELOW THE INSTRIKE DURING THE OBSERVATION PERIOD AND THE FINAL EXCHANGE RATE IS 605.00, WHICH IS BELOW THE STRIKE OF 623.50.

Since the Final Exchange Rate is below the Strike, you will be repaid in gold. The repayment amount equals the initial USD principal amount plus the supplemental return of 15.50% p.a. in USD converted into gold at the Strike, which equals 166.5998 fine troy ounces of gold.

------------

(1) The Instrike will be set on the trade date and may differ from these examples.

(2) The Strike will be set on the trade date and may differ from the examples.

HYPOTHETICAL PERFORMANCE

                                    (GRAPH)

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the XAU/USD exchange rate. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOUR PAYMENT MAY BE MADE IN GOLD RATHER THAN IN CASH.

If the XAU/USD exchange rate trades at or below the Instrike during the observation period and the Final Exchange Rate is at or below the Strike, you will receive a payment in gold rather than in cash. Your payment will be converted based on the XAU/USD exchange rate equal to the Strike. A payment in gold may be less favorable to you than had you received 100% of your principal amount plus an additional amount equal to -% p.a. of your investment, because the Final Exchange Rate will be less than the Strike, which means that you will be paying more for the gold than had you bought it in the open market, or if you determine to convert gold back into cash, the price to sell gold in the open market may be less the Strike.

YOUR MAXIMUM GAIN ON THE NOTES AT MATURITY IS LIMITED TO -% (TO BE DETERMINED ON THE TRADE DATE)

Your payment at maturity is based on the change in the XAU/USD exchange rate. If XAU/USD exchange rate during the observation period never trades at or below the Instrike, or if the XAU/USD exchange rate during the observation period trades at or below the Instrike but the Final Exchange Rate is above the Strike, your payment at maturity will be limited to the maximum total return on the Notes of approximately -% (to be determined on the trade date) (-% p.a. on an actual/360 basis). Therefore, your ability to participate in any increase in the XAU/USD exchange rate through an investment in the Notes is limited because the amount that you receive at maturity will never exceed $-.

OWNING THE NOTES IS NOT THE SAME AS OWNING GOLD

The return on your Notes will not reflect the return you would realize if you actually purchased gold and converted it into U.S. dollars on the final valuation date. The XAU/USD exchange rate is calculated by reference to gold relative to the U.S. dollar without taking into consideration the value of gold relative to other currencies or in other markets.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. WE EXPECT THAT GENERALLY THE XAU/USD EXCHANGE RATE ON ANY DAY WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the market value of the Notes include:

- supply and demand for the Notes, including inventory positions held by UBS Securities LLC or any other market maker

-  the time remaining to the final valuation date

-  the creditworthiness of UBS

-  volatility of the XAU/USD exchange rate

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

THE XAU/USD EXCHANGE RATE WILL BE INFLUENCED BY UNPREDICTABLE FACTORS WHICH INTERRELATE IN COMPLEX WAYS

The XAU/USD exchange rate is a result of the supply of, and demand for, gold and changes in the price of gold may result from the interactions of many factors including economic, financial, social and political conditions in the United States. These conditions include, for example, the overall growth and performance of the economies of the U.S., the trade and current account balance between the U.S. and other nations, market interventions by the Federal Reserve Board, inflation, interest rate levels, the performance of the stock markets in the U.S., the stability of the United States governments and banking systems, wars in which the U.S. are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the U.S., and other foreseeable and unforeseeable events.

THE MARKET PRICE OF GOLD WILL AFFECT THE MARKET VALUE OF THE NOTES

We expect generally that the market value of the Notes will depend partially on the market price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. In addition to the macroeconomic and other factors described in the preceding risk factor, gold prices may also be affected by industry factors such as:

-  industrial and jewelry demand;

- lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold;

-  levels of gold production and production costs;

-  actions by or involving gold mining companies; and

- short-term changes in supply and demand because of trading activities in the gold market.

EVEN THOUGH GOLD IS TRADED AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, THE NOTES MAY TRADE ONLY DURING REGULAR TRADING HOURS IN THE U.S.

The global gold spot market for gold is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the gold is traded. To the extent that U.S. markets are closed while the markets for gold remain open, significant price and rate movements may take place in the underlying gold markets that will not be reflected immediately in the price of the Notes on such exchange.

There is no systematic reporting of last-sale information for gold. Reasonable current bid and offer information is available in certain brokers' offices, in bank gold trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the XAU/USD exchange rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying gold markets.

XAU/USD EXCHANGE RATE INFORMATION MAY NOT BE READILY AVAILABLE

There is no systematic, publicly available reporting of the XAU/USD exchange rate. Reasonable current bid and offer information is available in certain brokers' offices, in bank gold trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the XAU/USD exchange rate relevant for determining the Instrike and Strike of the Notes, as well as the XAU/USD exchange rate throughout the observation period. The limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying gold exchange market. XAU/USD exchange rate information is publicly available at

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

www.bloomberg.com; however, this information is subject to delay and may not reflect the Instrike and Strike of the Notes or the XAU/USD exchange rate throughout the observation period.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES

There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC and other affiliates of UBS currently intend to act as market makers for the Notes, but they are NOT required to do so. If UBS Securities LLC or any other affiliate makes a market in the Notes, it may stop doing so at any time.

HISTORICAL PERFORMANCE OF THE XAU/USD EXCHANGE RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE XAU/USD EXCHANGE RATE DURING THE TERM OF THE NOTES

It is impossible to predict whether the XAU/USD exchange rate will rise or fall. The XAU/USD exchange rate will be influenced by complex and interrelated political, economic, financial and other factors. See "The XAU/USD exchange rate will be influenced by unpredictable factors which interrelate in complex ways" above.

TRADING BY UBS AG OR ITS AFFILIATES IN THE GOLD MARKET MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the London gold market as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be in gold transactions. In addition, as described below under "Use of Proceeds and Hedging" on page S-24, we or one or more of our affiliates may hedge our gold exposure from the Notes by entering into gold derivative transactions. Our trading and hedging activities may affect the XAU/USD exchange rate and make it less likely that you will receive a return on your investment in the Notes.

UBS or its affiliates may also engage in trading in instruments linked to the XAU/USD exchange rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. In addition, in its capacity as a market-making member of the London Bullion Market Association ("LBMA"), UBS quotes prices for the buying and selling of gold for spot and forward delivery on a daily basis. Any of these activities could adversely affect the XAU/USD exchange rate and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the XAU/USD exchange rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to gold and the U.S. dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the XAU/USD exchange rate, could be adverse to the interests of the holders of the Notes.

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

We or one or more of our affiliates have published and may in the future publish research on exchange rates, the future price of gold and other matters that may have an influence on the price of gold This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-2, "Supplemental Tax Considerations" on page S-26 and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-23. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Final Exchange Rate on the final valuation date and will monitor the XAU/ USD exchange rate during the observation period. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

THE CALCULATION AGENT MAY OBSERVE TRANSACTIONS THAT HAVE NOT BEEN EXECUTED, AND THESE TRANSACTIONS WILL BE USED IN DETERMINING WHETHER THE XAU/USD EXCHANGE RATE IS AT OR BELOW THE INSTRIKE DURING THE OBSERVATION PERIOD.

The calculation agent is responsible for monitoring the XAU/USD exchange rate in the global gold spot market during the observation period in order to determine whether the XAU/USD exchange rate has moved to at or below the Instrike. For purposes of determining whether the XAU/USD exchange rate has moved to at or below the Instrike, the calculation agent may observe a transaction that has not been executed (for example, either the issuer or a counterparty may place an order that has not yet been filled). Such a transaction would be a validly observed transaction. Therefore, the calculation agent may determine that the XAU/USD exchange rate has moved to at or below the Instrike based on a transaction that has not been executed.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND UBS IN ITS CAPACITY AS A MARKET-MAKING MEMBER OF THE LONDON BULLION MARKET ASSOCIATION

In its capacity as a market-making member of the LBMA, UBS quotes prices for buying and selling of gold for spot and forward delivery on a daily basis. As described below, if a market disruption event occurs or is continuing on the final valuation date, the calculation agent will determine the Final Exchange Rate based on quotations provided by at least three major gold dealers that are members of the LBMA. Accordingly, in determining the Final Exchange Rate, the calculation agent may rely in part on a quotation provided by UBS in its capacity as a market-making member of the LBMA. This may present a conflict between our obligations as a market-making member of the LBMA and your interests as a holder of the Notes.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT WITH RESPECT TO THE XAU/USD SPOT RATE OCCURS ON THE FINAL VALUATION DATE

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date with respect to the XAU/USD exchange rate, the calculation agent will determine the Final Exchange Rate of the XAU/USD exchange rate based on quotations provided by at least three major gold dealers that are members of the LBMA, which we refer to as "gold reference dealers." If the calculation agent is unable to determine the Final Exchange Rate on the basis of quotations provided by gold reference dealers, the calculation agent will use the Final Exchange Rate on the next Gold Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date with respect to the XAU/USD exchange rate be postponed by more than six bullion business days. As a result, the maturity date for the Notes could also be postponed, although not by more than six bullion business days. If the final valuation date with respect to the XAU/USD exchange rate is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the Final Exchange Rate is not available on the last possible final valuation date either because of a market disruption event with respect to the XAU/USD exchange rate or for any other reason, the calculation agent will make a good faith estimate based on its assessment, made in its sole discretion, of the Final Exchange Rate that would have prevailed in the absence of such market disruption event or such other reason. See "Specific Terms of the Notes--Payment at Maturity" on page S-18.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

OPERATION OF THE GOLD MARKET

The following discussion of the operation of the gold market is based on publicly available information and is provided for informational purposes only. You should make your own investigation into the gold market in determining whether the Notes are a suitable investment for you.

The London gold market is the principal global clearing center for over-the-counter gold transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold market is the London Bullion Market Association ("LBMA"), whose membership represents all sectors of the gold market. The LBMA currently comprises 60 members, of which 9 are market-making members, plus a number of associate members around the world. UBS is currently a market-making member of the LBMA.

Twice daily during London trading hours there is a "fixing" which provides reference gold prices for that day's trading. Formal participation in the London fixing is traditionally limited to five market-making members of the LBMA. These members meet each bullion business day at 10:30 a.m., to determine the London A.M. Fixing Price, and at 3:00 p.m., to determine the London P.M. Fixing Price via telephone. The five members of the fixing are currently the Bank of Nova Scotia-- ScotiaMocatta, Barclays Bank Plc, Deutsche Bank AG, HSBC Bank USA, NA and Societe Generale. The fixing chairmanship rotates annually amongst these members.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representative at the fixing. Orders may be changed at any time during these proceedings. The gold price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media.

In addition to the London bullion market, over-the-counter trading in gold occurs globally, on a twenty-four hour basis on the basis of the XAU/USD exchange rate. LBMA fixing prices are influenced by trades settled using the XAU/USD exchange rate in over-the-counter trades conducted in markets other than the London bullion market, and the LBMA fixing prices influence the quotes based on the XAU/USD exchange rate. Generally, the quoted XAU/USD exchange rate tends to converge toward the LBMA fixing price after the fixing price has been published. UBS intends to use the XAU/USD exchange rate in the global gold spot market as reported by Bloomberg L.P. for purposes of determining the Final Exchange Rate. During the observation period, the XAU/USD exchange rate will be determined by the calculation agent by continuously monitoring the XAU/USD exchange rate in the global gold spot market. The global gold spot market is open continuously from 6:00 a.m. Sydney time (or such other time as the Sydney gold spot market may determine from time to time) on a Monday in any week to 5:00 p.m. New York time on the Friday of that week.

--------------------------------------------------------------------------------

HISTORICAL GOLD PRICES

The market for gold is global and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system; expectations of the future rate of inflation; the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted; interest rates; gold borrowing and lending rates; and global or regional economic, financial, political, regulatory, judicial or other events. In addition, gold prices may be affected by industry factors such as industrial and jewelry demand; lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold; levels of gold production and production costs; and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. See "Risk Factors" beginning on page S-9.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

5-YEAR HISTORICAL XAU/USD EXCHANGE RATE

The XAU/USD exchange rate is a spot rate that measures the relative values of gold and the U.S. dollar. The XAU/USD exchange rate increases when gold appreciates relative to the U.S. dollar and decreases when gold depreciates relative to the U.S. dollar. The XAU/USD exchange rate is expressed as a rate that reflects the number of U.S. dollars that can be exchanged for one fine troy ounce of 0.995 gold. For example, on November 6, 2006, the XAU/USD exchange rate as reported by Bloomberg L.P. at approximately 4:00 p.m. New York City time was equal to 623.41, which indicates that $623.41 U.S. dollars can be exchanged for one fine troy ounce of 0.995 gold.

The following graph sets forth the monthly high and low levels in the interbank market of the XAU/USD exchange rate from November 2001 through November 6, 2006. The historical performance of the XAU/USD exchange rates should not be taken as an indication of future performance.

MONTHLY XAU/USD EXCHANGE RATE--HIGH, LOW AND MONTH END CLOSE
(USD/EUR EXCHANGE RATE GRAPH)

DATE                                                      HIGH                         LOW                   MONTH END CLOSE
----                                                      ----                         ---                   ---------------
Nov 2001                                                    282                      272.15                       274.4
                                                         281.25                      271.45                      278.95
                                                         289.75                      277.05                      282.55
Feb 2002                                                 308.55                      281.85                      296.55
                                                         304.77                       287.7                      302.65
                                                          312.5                      297.25                      308.45
May 2002                                                  329.5                      306.45                      326.55
                                                         330.55                       311.9                      314.45
                                                         325.95                      300.75                      303.55
Aug 2002                                                 318.15                      298.95                      312.75
                                                         327.95                      311.25                      323.55
                                                         324.45                      308.75                      317.75
Nov 2002                                                  325.1                      316.35                      318.15
                                                         354.25                      316.05                      348.05
                                                         373.15                      342.45                      368.15
Feb 2003                                                 389.05                      341.25                      349.95
                                                         358.35                       325.7                      337.45
                                                         339.95                      319.15                      338.55
May 2003                                                 374.65                      337.95                      364.45
                                                          369.8                      342.65                       346.4
                                                         367.55                      340.55                      354.35
Aug 2003                                                 377.45                      345.95                      375.55
                                                         393.75                      369.75                      385.35
                                                         392.45                       366.5                      384.25
Nov 2003                                                 400.85                      375.95                      398.15
                                                         417.75                      396.75                      415.45
                                                          430.4                      396.45                      402.45
Feb 2004                                                  417.1                         391                      396.15
                                                         427.45                      387.95                      426.45
                                                         431.05                      377.75                      386.75
May 2004                                                 396.85                      371.65                      395.55
                                                          405.1                      381.95                      394.25
                                                         409.15                      385.55                      391.05
Aug 2004                                                 414.27                       389.1                      409.85
                                                          419.1                      395.15                      418.25
                                                         430.69                      409.55                      428.55
Nov 2004                                                  455.3                       417.4                      450.95
                                                         456.89                      431.96                      438.45
                                                         438.05                      416.99                       422.5
Feb 2005                                                  437.8                      410.74                      435.65
                                                         446.84                       423.6                      428.35
                                                          437.6                      422.52                      434.39
May 2005                                                 434.44                      413.98                      417.25
                                                         443.71                      414.74                       435.5
                                                         436.65                      418.25                       429.8
Aug 2005                                                  449.6                       429.1                       435.3
                                                         475.25                       434.9                       468.9
                                                         480.49                      460.13                       465.5
Nov 2005                                                 502.45                      455.55                      493.08
                                                            541                      489.95                         517
                                                         572.75                      515.99                       568.7
Feb 2006                                                 574.85                       535.1                      561.55
                                                         589.55                         535                      583.75
                                                         655.85                      572.77                      654.42
May 2006                                                 729.49                       636.6                       645.2
                                                          645.9                      545.24                      615.85
                                                         676.38                      602.87                      636.75
Aug 2006                                                 655.76                       607.8                       627.3
                                                         640.58                      579.52                      590.14
                                                         611.16                       559.4                       606.6
Nov 6, 2006                                               629.9                      605.63                       623.3

     Source: Bloomberg L.P.

--------------------------------------------------------------------------------

HISTORICAL XAU/USD EXCHANGE RATE
--------------------------------------------------------------------------------

U.S. dollars and gold are traded by all major foreign exchange traders around the world. The following table and graph present the monthly high, low and month end close XAU/USD exchange rates as reported by Bloomberg L.P., a leading financial information provider. We obtained the trading price information set forth below from Bloomberg L.P., without independent verification.

You should not take the historical XAU/USD exchange rate as an indication of future performance.

--------------------------------------------------------------------------------------------------------------
DATE                                                             HIGH           LOW          MONTH END CLOSE
--------------------------------------------------------------------------------------------------------------
November, 2001                                                  282.00         272.15            274.40
--------------------------------------------------------------------------------------------------------------
December, 2001                                                  281.25         271.45            278.95
--------------------------------------------------------------------------------------------------------------
January, 2002                                                   289.75         277.05            282.55
--------------------------------------------------------------------------------------------------------------
February, 2002                                                  308.55         281.85            296.55
--------------------------------------------------------------------------------------------------------------
March, 2002                                                     304.77         287.70            302.65
--------------------------------------------------------------------------------------------------------------
April, 2002                                                     312.50         297.25            308.45
--------------------------------------------------------------------------------------------------------------
May, 2002                                                       329.50         306.45            326.55
--------------------------------------------------------------------------------------------------------------
June, 2002                                                      330.55         311.90            314.45
--------------------------------------------------------------------------------------------------------------
July, 2002                                                      325.95         300.75            303.55
--------------------------------------------------------------------------------------------------------------
August, 2002                                                    318.15         298.95            312.75
--------------------------------------------------------------------------------------------------------------
September, 2002                                                 327.95         311.25            323.55
--------------------------------------------------------------------------------------------------------------
October, 2002                                                   324.45         308.75            317.75
--------------------------------------------------------------------------------------------------------------
November, 2002                                                  325.10         316.35            318.15
--------------------------------------------------------------------------------------------------------------
December, 2002                                                  354.25         316.05            348.05
--------------------------------------------------------------------------------------------------------------
January, 2003                                                   373.15         342.45            368.15
--------------------------------------------------------------------------------------------------------------
February, 2003                                                  389.05         341.25            349.95
--------------------------------------------------------------------------------------------------------------
March, 2003                                                     358.35         325.70            337.45
--------------------------------------------------------------------------------------------------------------
April, 2003                                                     339.95         319.15            338.55
--------------------------------------------------------------------------------------------------------------
May, 2003                                                       374.65         337.95            364.45
--------------------------------------------------------------------------------------------------------------
June, 2003                                                      369.80         342.65            346.40
--------------------------------------------------------------------------------------------------------------
July, 2003                                                      367.55         340.55            354.35
--------------------------------------------------------------------------------------------------------------
August, 2003                                                    377.45         345.95            375.55
--------------------------------------------------------------------------------------------------------------
September, 2003                                                 393.75         369.75            385.35
--------------------------------------------------------------------------------------------------------------
October, 2003                                                   392.45         366.50            384.25
--------------------------------------------------------------------------------------------------------------
November, 2003                                                  400.85         375.95            398.15
--------------------------------------------------------------------------------------------------------------
December, 2003                                                  417.75         396.75            415.45
--------------------------------------------------------------------------------------------------------------
January, 2004                                                   430.40         396.45            402.45
--------------------------------------------------------------------------------------------------------------
February, 2004                                                  417.10         391.00            396.15
--------------------------------------------------------------------------------------------------------------
March, 2004                                                     427.45         387.95            426.45
--------------------------------------------------------------------------------------------------------------
April, 2004                                                     431.05         377.75            386.75
--------------------------------------------------------------------------------------------------------------
May, 2004                                                       396.85         371.65            395.55
--------------------------------------------------------------------------------------------------------------
June, 2004                                                      405.10         381.95            394.25
--------------------------------------------------------------------------------------------------------------
July, 2004                                                      409.15         385.55            391.05
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HISTORICAL XAU/USD EXCHANGE RATE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
DATE                                                             HIGH           LOW          MONTH END CLOSE
--------------------------------------------------------------------------------------------------------------
August, 2004                                                    414.27         389.10            409.85
--------------------------------------------------------------------------------------------------------------
September, 2004                                                 419.10         395.15            418.25
--------------------------------------------------------------------------------------------------------------
October, 2004                                                   430.69         409.55            428.55
--------------------------------------------------------------------------------------------------------------
November, 2004                                                  455.30         417.40            450.95
--------------------------------------------------------------------------------------------------------------
December, 2004                                                  456.89         431.96            438.45
--------------------------------------------------------------------------------------------------------------
January, 2005                                                   438.05         416.99            422.50
--------------------------------------------------------------------------------------------------------------
February, 2005                                                  437.80         410.74            435.65
--------------------------------------------------------------------------------------------------------------
March, 2005                                                     446.84         423.60            428.35
--------------------------------------------------------------------------------------------------------------
April, 2005                                                     437.60         422.52            434.39
--------------------------------------------------------------------------------------------------------------
May, 2005                                                       434.44         413.98            417.25
--------------------------------------------------------------------------------------------------------------
June, 2005                                                      443.71         414.74            435.50
--------------------------------------------------------------------------------------------------------------
July, 2005                                                      436.65         418.25            429.80
--------------------------------------------------------------------------------------------------------------
August, 2005                                                    449.60         429.10            435.30
--------------------------------------------------------------------------------------------------------------
September, 2005                                                 475.25         434.90            468.90
--------------------------------------------------------------------------------------------------------------
October, 2005                                                   480.49         460.13            465.50
--------------------------------------------------------------------------------------------------------------
November, 2005                                                  502.45         455.55            493.08
--------------------------------------------------------------------------------------------------------------
December, 2005                                                  541.00         489.95            517.00
--------------------------------------------------------------------------------------------------------------
January, 2006                                                   572.75         515.99            568.70
--------------------------------------------------------------------------------------------------------------
February, 2006                                                  574.85         535.10            561.55
--------------------------------------------------------------------------------------------------------------
March, 2006                                                     589.55         535.00            583.75
--------------------------------------------------------------------------------------------------------------
April, 2006                                                     655.85         572.77            654.42
--------------------------------------------------------------------------------------------------------------
May, 2006                                                       729.49         636.60            645.20
--------------------------------------------------------------------------------------------------------------
June, 2006                                                      645.90         545.24            615.85
--------------------------------------------------------------------------------------------------------------
July, 2006                                                      676.38         602.87            636.75
--------------------------------------------------------------------------------------------------------------
August, 2006                                                    655.76         607.80            627.30
--------------------------------------------------------------------------------------------------------------
September, 2006                                                 640.58         579.52            590.14
--------------------------------------------------------------------------------------------------------------
October, 2006                                                   611.16         559.40            606.60
--------------------------------------------------------------------------------------------------------------
November, 2006 (through Nov. 6, 2006)                           629.90         605.63            623.20
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

VALUE OF THE NOTES

AT MATURITY. Unlike ordinary debt securities, the amount you will receive at maturity on your Notes will depend on the XAU/USD exchange rate (i) during the observation period and, in certain circumstances, (ii) on the final valuation date.

- If the XAU/USD exchange rate never trades at or below Instrike during the observation period, you will receive a cash payment equal to 100% of your principal amount, plus the supplemental return.

- If the XAU/USD exchange rate trades at or below the Instrike during the observation period, but the Final Exchange Rate is above the Strike, you will receive a cash payment equal to 100% of your principal amount, plus the supplemental return.

- If the XAU/USD exchange rate trades at or below the Instrike during the observation period, and the Final Exchange Rate is at or below the Strike, you will receive a payment equal to 100% of your principal amount, plus the supplemental return, converted in gold at the Strike.

For a description of how your payment at maturity will be calculated, see "Specific Terms of the Notes--Payment at Maturity" on page S-18.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the XAU/USD exchange rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-7 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in minimum initial denominations of $100,000 and integral multiples of $1,000 thereafter.

PAYMENT AT MATURITY

Unlike ordinary debt securities, the amount you will receive at maturity on your Notes will depend on the XAU/USD exchange rate (i) during the observation period and (ii) on the final valuation date.

- If the XAU/USD exchange rate never trades at or below the Instrike during the observation period or on the final valuation date, you will receive a cash payment equal to 100% of your principal amount, plus the supplemental return.

- If the XAU/USD exchange rate trades at or below the Instrike during the observation period, but the Final Exchange Rate is above the Strike, you will receive a cash payment equal to 100% of your principal amount, plus the supplemental return.

- If the XAU/USD exchange rate trades at or below the Instrike during the observation period, and the Final Exchange Rate is at or below the Strike, you will receive a payment equal to 100% of your principal amount, plus the supplemental return, converted into gold at the Strike.

On the trade date, we will determine the Instrike, the Strike and the supplemental return on the Notes, which will be disclosed to you in the final prospectus supplement delivered to you in connection with the sale of the Notes.

- Instrike: - U.S. dollars per one fine troy ounce of 0.995 gold, which will be equal to 95% of the Strike.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

- Strike: - U.S. dollars per one fine troy ounce of 0.995 gold, which will be equal to the Initial Exchange Rate (to be determined by the calculation agent at approximately 4:00 p.m. on the trade date).

- Supplemental Return: Approximately -% (to be determined on the traded date) total return, or $- for each $1,000 principal amount (-% p.a. on actual/360 basis).

For purposes of this section, the following terms shall have the meanings set forth below:

The "Initial Exchange Rate" will be determined by the calculation agent on the trade date and will equal the XAU/USD exchange rate in the global gold spot market at a time determined by the calculation agent on such date as reported by Bloomberg L.P. The Initial Exchange Rate will be set by the calculation agent at approximately 4:00 p.m., New York City, time on the trade date. The Initial Exchange Rate will be set forth in the final prospectus supplement delivered to you.

The calculation agent will determine the Final Exchange Rate based on the XAU/USD exchange rate in the global gold spot market as reported by Bloomberg L.P. at approximately 9:30 a.m., New York City time, on the final valuation date. If a market disruption event occurs or is continuing on the final valuation date with respect to the XAU/USD exchange rate, however, the calculation agent will determine the Final Exchange Rate based on quotations provided by at least three major gold dealers that are members of the London Bullion Market Association, which we refer to as "gold reference dealers." If the calculation agent is unable to determine the Final Exchange Rate on the basis of quotations provided by gold reference dealers, then the calculation agent will use the Final Exchange Rate on the next Gold Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than six bullion business days.

If the final valuation date with respect to the XAU/USD spot rate is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date with respect to the XAU/USD exchange rate. If it is not possible to determine the Final Exchange Rate at that time, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the Final Exchange Rate that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in gold on the London Gold Market, as determined by the calculation agent in its sole discretion;

- a suspension, absence or material limitation of trading in gold futures or option contracts in the primary markets for those instruments, as determined by the calculation agent in its sole discretion;

- the failure of the London Gold Market to announce or publish the London P.M. Fixing Price prior to or on the final valuation date, or a temporary or permanent discontinuance or unavailability of the London P.M. Fixing Price; and

- any other event that the calculation agent determines in its sole discretion materially interferes with the ability of UBS or the ability of any of its affiliates to unwind all or a material portion of a hedge with respect to the Notes that UBS or any of its affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" on page S-24.

The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

- a decision to permanently discontinue trading in gold options or futures contracts.

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                                                                           S- 19

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

For this purpose, an "absence of trading" in the primary markets on which gold option or futures contracts are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

"Reference Dealers" as used herein, means Citibank, N.A., Deutsche Bank A.G. and JP Morgan Chase Bank, or their successors.

"London Gold Market" means the market in London on which the members of the London Bullion Market Association, or its successors ("LBMA"), quote prices for the buying and selling of gold.

"Gold" means gold bars or unallocated gold complying with the rules of the LBMA relating to good delivery and fineness from time to time in effect.

"Gold Trading Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London and New York.

The "observation period" means the period starting on the trade date and ending on the final valuation date.

During the observation period, the XAU/USD exchange rate will be determined by the calculation agent by continuously monitoring the XAU/USD exchange rate in the global gold spot market as observed through trades through the Electronic Broking System (EBS) or similar electronic brokerage services, or known to calculation agent because the transaction involves the issuer or one of its affiliates. The global gold spot market is open continuously from 6:00 a.m. Sydney time (or such other time as the Sydney gold spot market may determine from time to time) on a Monday in any week to 5:00 p.m. New York time on the Friday of that week. The calculation agent will observe XAU/USD exchange rate transactions that take place between (i) two independent counterparties through the brokers market, (ii) the issuer and an independent counterparty through the brokers market or (iii) the issuer and an independent counterparty dealing direct. Transactions defined in (ii) and (iii) may be initiated either by the issuer or another party. The transaction must not take place at an off-market rate. An "off-market rate" is defined as a rate that is substantially more favorable or substantially less favorable than the rate available to a professional gold dealer in the global spot gold market at the time of the transaction. The transaction is in an amount that is not less than the equivalent of three million USD (in certain circumstances two or more consecutive transactions in an aggregate amount of three million USD or more may be deemed to be a single transaction for these purposes.) Transactions that the calculation agent does not observe and could not observe from sources regularly available to it in the ordinary course of its business cannot be the basis for an observation of an XAU/USD exchange rate. The calculation agent may observe a transaction that has not been executed (for example, either the issuer or a counterparty may place an order which has not yet been filled. Such an order would be deemed to meet the requirements described in this paragraph as satisfying the occurrence of a transaction observable by the calculation agent).

EBS is a provider of anonymous electronic brokerage services to the interbank trading community, which allow foreign exchange, gold and silver traders to engage in spot trading in all major currencies, gold and silver around the world. EBS was established in 1993 by 12 of the largest foreign exchange banks. UBS AG (through its Jersey Branch) and its affiliate, UBS U.K. Holding Limited, hold a limited partnership interest in EBS.

DELIVERY OF GOLD PAYMENT

If your payment is made in gold, delivery will be made by deposit into the gold account that you hold with UBS AG or another institution. If you do not hold a gold account on the final valuation date and you have notified the issuer prior to that date, your payment in gold will be converted into cash at the global gold spot market rate determined by the calculation agent substantially simultaneously with the

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

determination of the Final Exchange Rate. If you do not hold a gold account on the final valuation date and you notify the issuer after the final valuation date, your payment in gold will be converted into cash at the global gold spot market rate determined by the calculation agent as soon as practicable following such notification.

MATURITY DATE

The maturity date will be approximately two bullion business days following the final valuation date unless that day is not a bullion business day, in which case the maturity date will be the next following bullion business day.

FINAL VALUATION DATE

The final valuation date will be three months from the trade date.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two bullion business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third bullion business day after that bullion day, unless:

-  no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five bullion business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third bullion business day after the first bullion business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five bullion business days after that first bullion business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two bullion business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

BULLION BUSINESS DAY

A bullion business day means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London and New York, the location where payment is to be made and, in the case of where payment in gold applies, which is also a scheduled trading day (meaning a day on which such markets are ordinarily open) in the gold market in the delivery location.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, business days, the default amount, the Currency Return, the Initial Exchange Rate, the Final Exchange Rate and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve spot, forward and option sales or purchases.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-7 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF SEPTEMBER 30, 2006 (UNAUDITED)                            CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt
  Debt issued(1)............................................  311,351   248,878
                                                              -------   -------
  Total Debt................................................  311,351   248,878
Minority Interest(2)........................................    6,300     5,036
Shareholders' Equity........................................   48,403    38,691
                                                              -------   -------
Total capitalization........................................  366,054   292,604
                                                              =======   =======

------------
(1) Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on the remaining maturities.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.79935.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. It applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities,

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

- a bank,

- a life insurance company,

- a tax-exempt organization,

- a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

- a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid derivative contract relating to the price of gold and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your notes are so treated, you should recognize short-term capital gain or loss upon the sale or maturity of your Notes, whether or not they are physically settled, in an amount equal to the difference between the amount (or the fair market value of the gold) you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. The deductibility of capital losses is subject to limitations. If your Notes are physically settled, you would likely have a basis in the gold you receive equal to the fair market value of the gold at that time. Your holding period in any gold you receive would likely begin on the day after the maturity date of your Notes. Please note that long-term capital gains on gold and other metals are not taxed at the general lower rates for long-term capital gain, but are taxed at a maximum rate of 28%.

Alternative Treatments. Alternatively, it is possible that your Notes could be treated as a single debt instrument subject to the special rules for debt instruments with terms of one year or less. If your Notes are so treated, you would likely be generally treated in the manner described above, except that any gain you recognize upon the maturity of your Notes would likely be treated as ordinary income.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a non-contingent short-term debt instrument and (ii) a put option on gold written by you and purchased by us, with a portion of the amount payable at maturity treated as interest on the debt component and a portion treated as premium on the put option. You should consult your tax advisor regarding the consequences of such a characterization.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that you should not recognize gain or loss upon the physical settlement of your Notes, but should rather take a basis in the gold received equal to your basis in your Notes. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for United States federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the Notes are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

- payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

- the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

- fails to provide an accurate taxpayer identification number,

- is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

- in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

- the proceeds are transferred to an account maintained by you in the United States,

- the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

- the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

- a United States person,

- a controlled foreign corporation for United States tax purposes,

- a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

- a foreign partnership, if at any time during its tax year:

     - one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     - such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes, but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein might be subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
If you hold Notes as a private individual and are a resident for tax purposes in Switzerland, you should consult with your own tax advisor. We expect that your investments will be treated, for Swiss income tax purposes, as an investment in short-term bonds with a variable, predominantly one-time return. If you are a private investor and hold your Notes until maturity, we expect that you will be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your notes to a third party prior to maturity, we expect that you will be taxed upon the difference between the sale proceeds and your initially invested amount.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC intends to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

--------------------------------------------------------------------------------

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..........   S-1
Risk Factors...........................   S-7
5-Year Historical EUR/USD Exchange
  Rate.................................  S-14
Value of the Notes.....................  S-17
Specific Terms of the Notes............  S-18
Use of Proceeds and Hedging............  S-24
Capitalization of UBS..................  S-25
Where You Can Find More Information....
Supplemental Tax Considerations........  S-26
ERISA Considerations...................  S-30
Supplemental Plan of Distribution......  S-31

PROSPECTUS
Introduction...........................     3
Cautionary Note Regarding Forward-
  Looking Information..................     5
Incorporation of Information About UBS
  AG...................................     7
Where You Can Find More Information....     8
Presentation of Financial
  Information..........................     9
Limitations on Enforcement of U.S. Laws
  Against UBS AG, Its Management and
  Others...............................    10
Capitalization of UBS..................    10
UBS....................................    11
Use of Proceeds........................    13
Description of Debt Securities We May
  Offer................................    14
Description of Warrants We May Offer...    36
Legal Ownership and Book-Entry
  Issuance.............................    53
Considerations Relating to Indexed
  Securities...........................    59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency........    62
U.S. Tax Considerations................    65
Tax Considerations Under the Laws of
  Switzerland..........................    76
ERISA Considerations...................    78
Plan of Distribution...................    79
Validity of the Securities.............    82
Experts................................    82

[UBS LOGO]

APPEARING REVERSE
CONVERTIBLE SECURITIES

UBS AG $- NOTES LINKED TO THE XAU/USD EXCHANGE RATE DUE          -         ,
2007

PROSPECTUS SUPPLEMENT

-
(TO PROSPECTUS DATED MARCH 27, 2006)

UBS INVESTMENT BANK